UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 14, 2007

Teleflex Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5353	23-1147939
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

155 South Limerick Road, Limerick, Pennsylvania		19468
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-948-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 14, 2007, Teleflex Incorporated (the "Company") and Kongsberg Automotive Holding ASA ("Kongsberg") entered into a Purchase Agreement (the "Purchase Agreement") pursuant to which Kongsberg will acquire the Company’s business units that design and manufacture automotive and industrial driver controls, motion systems and fluid handling systems (the "Business") for $560 million in cash (the "Sale"). The purchase price is subject to possible upward or downward adjustment based on certain provisions in the Purchase Agreement relating to the working capital of the Business, measured at the closing date of the Sale.

The Company has made customary representations, warranties and covenants in the Purchase Agreement with respect to the Business. Completion of the Sale is subject to customary closing conditions, including (i) the absence of a material adverse effect on the Business, (ii) the absence of any order, judgment or proceeding that would prohibit consummation of the Sale, (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and any waiting period required under comparable foreign legal requirements relating to competition laws, (iv) the obtainment of certain material consents and approvals and (v) the representations and warranties that are qualified as to materiality being true and complete in all respects and the representations and warranties that are not so qualified being true and complete in all material respects, in each case, as of the date of the Purchase Agreement and as of the closing date. The Sale is not subject to any financing condition, and is expected to close by the end of 2007.

On October 15, 2007, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release, dated October 15, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teleflex Incorporated

October 18, 2007	By:	Jeffrey P. Black

Name: Jeffrey P. Black
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated October 15, 2007